Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon Refining Krotz Springs, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-163942) on Form S-4 of Alon Refining Krotz Springs, Inc. of our report dated March 14, 2011, with respect to the balance sheets of Alon Refining Krotz Springs, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010 and for the period from July 1, 2008 (date of inception) through December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of Alon Refining Krotz Springs, Inc.

/s/ KPMG LLP
Dallas, Texas
March 14, 2011